Exhibit 99.1

Liberty Resources Acquisition Corp. Confirms Funding to Extend Period to Consummate Initial Business Combination

Miami, Florida – February 8, 2023 – Liberty Resources Acquisition Corp. (“Liberty” or the “Company”) (Nasdaq: LIBY, LIBYW, LIBYU), a special purpose acquisition company, today announced that it has caused to be deposited $1,150,000 into the Company’s Trust account for its public stockholders, representing $0.10 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by three months from February 8, 2023 to May 8, 2023 (the “Extension”). The Extension is permitted under the Company’s governing documents.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Garry Richard Stein

Liberty Resources Acquisition Corp.

Phone: 1-305-809-7217